EXHIBIT 10.3

March 22, 2021

Randy A. Hyzak

Re: Terms of Continued Employment

Dear Randy:

This letter agreement (this “Agreement”) sets forth the terms and conditions of your continued employment with Las Vegas Sands Corp., a Nevada corporation (“LVSC”) and Las Vegas Sands, LLC, a wholly owned subsidiary of LVSC (together with LVSC, the “Company”), as mutually agreed upon by you and the Company. For valuable consideration and intending to be legally bound, the parties agree as follows:

1.Prior Employment Agreements. Effective as of January 26, 2021 (the “Effective Date”), this Agreement will constitute the entire agreement between the Company and you with respect to the terms and conditions of your employment set forth herein. You and the Company agree that all prior offer letters and employment agreements between the Company and you terminate as of the Effective Date.

2.Duties and Responsibilities. You shall serve in the capacity of and have such powers, duties and responsibilities as are generally associated with the office of Executive Vice President and Chief Financial Officer of the Company, and such other duties as assigned by the Company’s Chief Executive Officer (the “CEO”). You shall report directly to the CEO, or the CEO’s designee, as well as to the Board of Directors, consistent with law.

3.Performance. You covenant and agree to perform all of the duties of your employment faithfully and diligently, devoting your full business and professional time, attention, energy and ability to promote the business interests of the Company and all its properties. You further agree that during the period of your employment with the Company, you will not engage in any other business or professional pursuit whatsoever unless the CEO or the Chairman of the Board shall consent thereto in writing; provided, however, that the foregoing shall not preclude you from engaging in civic, charitable, or religious activities or from devoting a reasonable amount of time to private investments that do not unreasonably interfere or conflict with the performance of your duties under this Agreement.

4.Employment Term. The term of your employment under this Agreement shall commence as of the Effective Date and shall expire on March 1, 2026, unless sooner terminated under the terms of this Agreement.

5.Licensing Requirement. To the extent that you are required to be licensed by gaming authorities with jurisdiction over the Company or its affiliates anywhere the Company does business currently (i.e., Macau, Nevada, and Singapore) or in the future (collectively, the “Gaming Authorities”), you will cooperate in applying for and secure such license pursuant to the provisions of applicable gaming framework. You agree, at the Company’s sole cost and expense, to cooperate with the Gaming Authorities to obtain the required license and maintain it in full force and effect and in good standing. You further agree to apply for a license as a casino key employee (or similar status)

in any jurisdiction in which the Company’s casino key employees are required to be licensed.

6.Base Salary, Annual Performance Bonus.

a.Beginning as of the Effective Date and throughout the duration of the Employment Term, you shall receive a base annual salary at the rate of $1,200,000 per year (the “Base Salary”), payable in substantially equal installments every two weeks or otherwise in accordance with the regular payroll practices of the Company.

b.You will be eligible for an annual bonus (“Bonus”) under the Las Vegas Sands Corp. Executive Cash Incentive Plan in which the Company’s senior executives participate for each calendar year of the Term (with a target Bonus of 125% of Base Salary), subject to the achievement of performance criteria approved by the CEO and established by the Compensation Committee of the Board of Directors of LVSC (the “Compensation Committee”).  The Bonus shall be payable at 85% of target if the applicable performance criteria are determined to be achieved at the threshold payout level and shall not exceed 115% of target if the applicable performance criteria are determined to be achieved at the maximum payout level. The actual amount of the Bonus for each such calendar year shall be determined by the Compensation Committee after consultation with the CEO.  The Bonus for any year shall be payable at the same time as annual bonuses are paid to other senior executives of the Company, but no later than March 15 of the year immediately following the year to which the Bonus relates, subject to your continued employment through the payment date except (i) for the Bonus for the 2025 calendar year, which shall be subject to your continued employment through the end of the Term.

7.Equity Awards.

a.In each calendar year during the Term while you are employed by the Company, commencing with respect to performance in calendar year 2021, subject to the achievement of performance criteria established by the Compensation Committee for you in respect of the prior calendar year, the Compensation Committee will grant you restricted stock units (“RSUs”) in respect of a number of shares (the “Shares”) of LVSC common stock (“Common Stock”) in a target amount equal to 125% of your base salary based upon the fair market value per Share on the date of grant (the “Annual RSU Award”). The Annual RSU Award shall be granted at 85% of target if the applicable performance criteria are determined to be achieved at the threshold level and shall not exceed 115% of target if the applicable performance criteria are determined to be achieved at the maximum level. The actual amount of the Annual RSU Award for each such calendar year shall be determined by the Compensation Committee in its sole discretion. The RSUs shall be granted pursuant to the terms of the LVSC Amended and Restated 2004 Equity Award Plan (the “2004 Plan”) or a successor plan, and shall vest as to thirty-three percent (33%) on the first and second anniversaries of such grant and thirty-four percent (34%) on the third anniversary of such grant subject to your continued employment with the Company as of the applicable vesting date or otherwise as described in this Agreement. The Annual RSU Award for each year during the Term shall be granted following the first meeting of the Compensation Committee of the year (at the time when equity incentive awards are granted to other employees of the Company, but in no event later than March 15 of such year), beginning in 2022 for the 2021 performance year. Except as otherwise provided herein, the RSUs shall be subject to the terms and conditions of the 2004 Plan (or a successor plan) and the Company’s form of Restricted Stock Units Award Agreement for its senior executives. If elected by you, the Company shall withhold Shares sufficient to cover the minimum statutory withholding taxes due in connection with the vesting of the RSUs.
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b.As soon as practicable following the execution of this Agreement and pursuant to authorization issued by the Compensation Committee, you shall be granted a one-time grant of RSUs in respect of a number of Shares of Common Stock in an amount equal to 125% of your Base Salary based upon the fair market value per Share on the date of grant (the “Sign-On RSUs”), and shall vest as to thirty-three percent (33%) on the first and second anniversaries of such grant and thirty-four percent (34%) on the third anniversary of such grant subject to your continued employment with the Company as of the applicable vesting date or otherwise as described in this Agreement. The Sign-On RSUs shall be subject to the terms and conditions of the 2004 Plan and the Company’s form of Restricted Stock Units Award Agreement for its senior executives.

8.Employee Benefit Plans. During the Employment Term you shall be entitled to participate in any group health, medical, dental, hospitalization, life, accident insurance or other welfare plans, and any tax-qualified pension, tax-qualified profit sharing or tax-qualified retirement plans, which may be in effect or maintained by the Company for the benefit of its employees generally, or for substantially all (but not less than 10) of its senior executives, subject to all restrictions and limitations contained in such plans or established by governmental regulation.

9.Expense Reimbursement. You are authorized to incur such reasonable expenses as may be necessary for the performance of your duties hereunder in accordance with the policies of the Company established and in effect from time to time and, except as may be otherwise agreed, the Company will reimburse you for all such authorized expenses upon submission of an itemized accounting and substantiation of such expenditures adequate to secure for the Company a tax deduction for the same, in accordance with applicable Internal Revenue Service guidelines.

10.Vacations and Holidays. You shall be entitled to vacations and holidays as provided in the Company’s Flex Day Plan as in effect from time to time; provided, however, that you shall be entitled to no more than four (4) weeks of paid vacation leave per year, at such times as may be requested by you and approved by the Company. You may carry over no more than two (2) weeks of vacation from one year to the next.

11.Termination by the Company; Termination by You for Good Reason. The Company may terminate your employment hereunder immediately by written notice for Cause (as defined below) (subject to any cure periods set forth in the definition of Cause below). The Company may terminate your employment without Cause (and other than due to death or Disability (as defined below)) upon 30 days advance written notice. You may terminate your employment for Good Reason (as defined below) or without Good Reason upon 60 days advance written notice.

a.In the event the Company terminates your employment for Cause, you shall be entitled to receive: (i) Base Salary at the rate in effect at the time of the termination through the date of termination of employment; (ii) all previously earned bonuses through the date of termination of employment; (iii) reimbursement for expenses incurred but not paid prior to such termination of employment, subject to the receipt of supporting documentation by the Company; and (iv) such other compensation and benefits as may be provided in outstanding equity awards or applicable plans and programs of the Company, according to the terms and conditions of such awards, plans and programs (the “Accrued Benefits”).

b.In the event that the Company terminates your employment without Cause (and other than due to death or Disability), or you terminate your employment for Good Reason, you shall be entitled to receive: (i) the Accrued Benefits; (ii) an amount equal to your
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Base Salary paid over 12 months following the termination of your employment in accordance with the Company’s normal payroll practices; (iii) any unpaid Bonus for the calendar year preceding the date of termination of employment, regardless of the general requirement to remain employed through the payment date; (iv) a pro-rata target Bonus for the year of termination of employment; and (v) immediate vesting of all equity awards previously granted to you pursuant to this Agreement or otherwise. The restrictions set forth in Section 16 (but not in Section 17) shall continue to apply following such termination of employment.

c.“Cause,” as used above, shall mean: (i) your commission of a felony, misappropriation of any material funds or material property of the Company, its subsidiaries or affiliates; (ii) your commission of fraud or embezzlement with respect to the Company, its subsidiaries or affiliates; (iii) any act of dishonesty resulting in direct or indirect personal gain or enrichment; (iv) use of alcohol or drugs that renders you unable to perform fully the functions of your job or carry out fully your duties to the Company; (v) a breach of this Agreement by you, other than a de minimis breach as determined by the Company in its sole discretion; (vi) committing any act or acts of serious and willful misconduct (including disclosure of confidential information) that is likely to cause a material adverse effect on the business of the Company, its subsidiaries or affiliates; or (vii) the withdrawal with prejudice, denial, revocation or suspension of the license held by you with the Gaming Authorities; provided, that, with respect to (iv), (v) and (vi) above, the Company shall have first provided you with written notice stating with specificity the acts, duties or directives you have committed or failed to observe or perform, and you shall not have corrected the acts or omissions complained of within thirty (30) days of receipt of such notice.

d.“Good Reason,” as used above, shall mean the occurrence of any of the following without your prior written consent: (i) the Company’s removal of you from the position of Executive Vice President and Chief Financial Officer of the Company or (ii) any other material adverse change in your status, position, duties or responsibilities (which shall include, without limitation, you ceasing to be the Executive Vice President and Chief Financial Officer of a publicly-traded company or any adverse change in the reporting relationship described in this Agreement) which is not cured within thirty (30) days after written notice thereof is delivered by you to the Company. No purported termination for Good Reason shall be effective unless you deliver a written notice of termination (specifying in reasonable detail the facts and circumstances claimed to provide a basis for termination for Good Reason) to the Company within 90 days following your first obtaining actual knowledge that facts or circumstances constituting Good Reason exist, and you actually terminate your employment within five (5) days after the end of the cure period described in this Section 11(d).

12.Termination by You Following a Change in Control. In the event that (i) a Change in Control (as that term is defined in Exhibit A attached hereto) occurs and (ii) the Company terminates your employment without Cause (other than due to death or Disability) or you terminate your employment for Good Reason, in each case within twenty-four (24) months following such Change in Control:

a.You shall be entitled to receive promptly following the date of such termination, (i) the Accrued Benefits; (ii) a lump sum payment equal to the sum of (x) your Base Salary plus (y) your target Bonus; (iii) any unpaid Bonus for the calendar year preceding the date of termination of employment, regardless of the general requirement to remain employed through the payment date; (iv) a pro-rata target Bonus for the year of termination of employment; (v) accelerated vesting of all outstanding equity awards so that all such
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awards are fully vested and exercisable as of the date of termination; and (vi) continued participation in the health and welfare benefit plans of the Company and employer contributions to non-qualified retirement plans and deferred compensation plans, if any, for 2 years following the date of termination; provided, that the Company’s obligation to provide such benefits shall cease at the time you and your covered dependents become eligible for comparable benefits from another employer; and provided further, that if the Change in Control does not satisfy the definition of a “change in control event” pursuant to Section 409A (as defined below), then to the extent necessary to avoid accelerated taxation and/or tax penalties under Section 409A, the applicable portion of the payment referred to in subclause (ii) of this Section 12(a) shall be paid ratably over the same time period and in the same manner that payments under Section 11(b)(ii) would have been made. The restrictions set forth in Sections 16 and 17 shall continue to apply following such termination of employment under this Section.

b.To the extent that the health and welfare benefits provided for in Section 12(a)(vi) are not permissible after termination of employment under the terms of the benefit plans of the Company then in effect (and cannot be provided through the Company’s paying the applicable premium for Executive under COBRA), the Company shall pay you such amount as is necessary to provide you, after tax, with an amount equal to the cost of acquiring, for you and your spouse and dependents, if any, on a non-group basis, for the required period, those health and other welfare benefits that would otherwise be lost to you and your spouse and dependents as a result of your termination. Any amount payable under this Section 12(b) shall be determined as soon as practicable following termination of employment and shall be paid to you within sixty (60) days following termination of employment.

13.Termination Due to Death or Disability. Your employment hereunder shall terminate upon the occurrence of your death. The Company may terminate your employment due to Disability.

a.In the event of a termination of your employment due to death or Disability, you or your estate, as the case may be, shall be entitled to receive: (i) the Accrued Benefits; (ii) continuation of Base Salary for twelve (12) months following termination of employment, less any Company-provided short-term disability insurance proceeds you receive during such period in the event termination of your employment is due to Disability, and less any life insurance proceeds you receive from any Company-paid life insurance policies in the event of your death; (iii) any unpaid Bonus for the calendar year preceding the date of termination of employment, regardless of the general requirement to remain employed through the payment date); and (iv) immediate vesting of all equity awards previously granted to you pursuant to this Agreement or otherwise.

b.“Disability” as used above shall mean that, during your employment with the Company, you shall, in the opinion of an independent physician selected by the Company, become so physically or mentally incapacitated that you are unable to perform the duties of your employment with or without reasonable accommodation.

14.Timing of Certain Payments. Subject to Section 18, (a) any amounts payable under Sections 11, 12 or 13 shall be paid as soon as practicable, and in any event within 30 days following termination of employment; and (b) any reimbursements for expenses incurred under Sections 11, 12 or 13 (to the extent such reimbursements are treated as subject to Section 409A) shall be paid as soon as practicable following submission of the claims but in any event not later than the third calendar year following the calendar year in which your separation from service occurs.

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15.Release. Notwithstanding any other provision of this Agreement to the contrary, you acknowledge and agree that any and all payments to which you are entitled under Sections 11, 12 or 13 are conditional upon and subject to (a) your execution (and in the case of your death, your estate’s execution) of a General Release and Covenant Not to Sue in the form attached hereto as Exhibit B (which form may be reasonably modified to reflect changes in the law), of all claims you may have against the Company and its directors, officers and affiliates, except as to matters covered by provisions of this Agreement that expressly survive the termination of this Agreement and (b) your not revoking such General Release and Covenant Not to Sue within the time period for such revocation under applicable law. You shall execute and deliver such General Release and Covenant Not to Sue, and any such revocation period shall have expired without you having revoked such General Release and Covenant Not to Sue, within 60 days following termination of employment. Except as otherwise provided in Section 18, any payments that are conditioned on the execution and non-revocation of such General Release and Covenant Not to Sue as described in this Section 15 shall, if such conditions are satisfied, commence to be paid on the 61st day following termination of employment (with the first such installment including any prior unpaid installments).

16.Confidentiality.

a.You agree that you will hold in strictest confidence, consistent with law, and, without the prior express written approval of the Board, will not disclose to any person, firm, corporation or other entity, any confidential information which you have acquired or may hereafter acquire during your employment by the Company pertaining to the business or affairs of the Company or any of its subsidiaries or affiliates, including but not limited to (i) proprietary information or other documents concerning the Company’s or its subsidiaries’ or affiliates’ policies, prices, systems, methods of operation, contractual arrangements, customers or suppliers; (ii) the Company’s or its subsidiaries’ or affiliates’ marketing methods, credit and collection techniques and files; or (iii) the Company’s or its subsidiaries’ or affiliates’ trade secrets and other “know how” or information concerning its business and affairs not of a public nature. The covenant and agreement set forth in this Section shall apply during your employment by the Company and shall survive termination of this Agreement, and your employment hereunder, for any reason and shall remain binding upon you without regard to the passage of time or other events. You further agree to reasonably cooperate with the Company from and after the Effective Date in seeking any protective order or other appropriate remedy to prevent the disclosure of confidential information and that, if the Company is not successful in precluding the requesting legal body from requiring the disclosure of the confidential information, you will furnish only that portion of the confidential information that is legally required, and you will exercise reasonable legal efforts to obtain reliable assurances that confidential treatment will be accorded to the confidential information. You agree that you will assert any applicable privilege (including attorney-client privilege) in connection with any legal proceeding.

Nothing in this Agreement is intended to prevent you from disclosing trade secrets in confidence to federal, state, and/or local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. You may also disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Further, nothing in this Agreement or any agreement you have with the Company or any of its affiliates will
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prohibit or restrict you from making any voluntary disclosure of information or documents related to any possible violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company or any of its affiliates

b.In addition to the obligations set forth in Section 16(a), you agree that (i) if requested by the Company, you will personally provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company (with the Company reimbursing you for reasonable and necessary out-of-pocket costs and expenses incurred in connection therewith); (ii) you will promptly notify the CEO and the Company’s legal department, in writing, upon receipt of any requests from anyone other than an employee or agent of the Company for information regarding the Company which could reasonably be construed as being proprietary, non-public or confidential, or if you become aware of any potential claim or proposed litigation against the Company; (iii) you will refrain from providing any information related to any claim or potential litigation against the Company to any person who is not a representative of the Company without the Company’s prior written permission, unless required to provide information pursuant to legal process; and (iv) if required by law to provide sworn testimony regarding any matter related to the Company, you will consult with and have Company designated legal counsel present for such testimony (with the Company being responsible for the costs of such designated counsel), and you will cooperate with the Company’s attorneys to assist their efforts, especially on matters you have been privy to, holding all privileged attorney-client matters in strictest confidence.

17.Restrictive Covenant. You acknowledge and recognize the highly competitive nature of the businesses of the Company and its subsidiaries and affiliates and accordingly agree as follows:

a.During your employment with the Company and for a period of one (1) year from the date of termination of your employment for any reason (the “Restriction Period”), you shall not directly or indirectly, either as principal, agent, employee, consultant, partner, officer, director, shareholder, or in any other individual or representative capacity, own, manage, finance, operate, control or otherwise engage or participate in any manner or fashion in, any hotel or casino in (i) Nevada, (ii) the Macau Special Administrative Region of The People’s Republic of China, (iii) Texas, (iv) Florida (v) New York, (vi) Japan, (vii) Korea, (viii) Vietnam, (ix) Singapore or ix) any other location in which the Company or any of its affiliates is doing business or has made substantial plans to commence doing business, in each case at the time of your termination.

b.In addition to, and not in limitation of, the provisions of Section 17(a), you agree, for the benefit of the Company and its affiliates, that during the Restriction Period, you shall not, directly or indirectly, either as principal, agent, employee, consultant, partner, officer, director, shareholder, or in any other individual or representative capacity, on your behalf or any other person or entity other than the Company or its affiliates (i) solicit or induce, or attempt to solicit or induce, directly or indirectly, any person who is, or during the six months prior to the termination of your employment with the Company was, an employee or agent of, or consultant to, the Company or any of its affiliates to terminate its, his or her relationship therewith, or (ii) hire or engage any person who is, or during the six months prior to the termination of your employment with the Company was, an employee, agent of or consultant to the Company or any of its affiliates.
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c.You understand that the provisions of this Section 17 may limit your ability to earn a livelihood in a business similar to the business of the Company but you nevertheless agree and hereby acknowledge that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to you, and (v) the consideration provided hereunder is sufficient to compensate you for the restrictions contained in this Section 17. In consideration of the foregoing and in light of your education, skills and abilities, you agree that you shall not assert that, and it should not be considered that, any provisions of Section 17 otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

d.It is expressly understood and agreed that although you and the Company consider the restrictions contained in this Section 17 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against you, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

e.In the event that you violate any of the restrictive covenants set forth in Sections 17(a) or 17(b), in addition to any other remedy which may be available (i) at law or in equity, (ii) pursuant to any other provision of this Agreement or (iii) pursuant to any applicable equity award agreement, all outstanding stock options to purchase shares of LVSC common stock and other equity awards granted to you shall be automatically forfeited effective as of the date on which such violation first occurs.

18.Section 409A.

a.For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. In addition, for purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be deemed to refer to “separation from service” within the meaning of Section 409A (without application of any alternative definitions permitted thereunder) and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

b.It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In this regard, the provisions of this Section 18 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. In light of the uncertainty as of the date hereof with respect to the proper application of Section 409A, the Company and you agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree are necessary or desirable
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to avoid the imposition of taxes or penalties under Section 409A. Notwithstanding the foregoing, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for your account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold you (or any beneficiary) harmless from any or all of such taxes or penalties.

c.Except as permitted under Section 409A, any deferred compensation that is subject to Section 409A and is payable to or for your benefit under any Company-sponsored plan, program, agreement or arrangement may not be reduced by, or offset against, any amount owing by you to the Company.

d.Notwithstanding anything in this Agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments under Sections 11 or 12 that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six (6) months after the date of your “separation from service” or, if earlier, your date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. In addition, for a period of six months following the date of separation from service to the extent that the Company reasonably determines that any of the benefit plan coverages described in Section 12(b) may not be exempt from U.S. federal income tax, you shall in advance pay to the Company an amount equal to the stated taxable cost of such coverages for six months. At the end of such six-month period, you shall be entitled to receive from the Company a reimbursement of the amounts paid by you for such coverages.

e.For purposes of Section 409A, each of the payments that may be made under the Agreement are designated as separate payments.

f.To the extent that any reimbursements pursuant to this Agreement are taxable to you, any such reimbursement payment due to you shall be paid to you as promptly as practicable, and in all events on or before the last day of your taxable year following the taxable year in which the related expense was incurred. Any such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year.

19.Miscellaneous.

a.Assignment and Assumption. This Agreement is personal to you and shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

b.Notices. All notices and other communications required or permitted hereunder shall be in
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writing and shall be deemed to have been given if sent via a national overnight courier service or by certified mail, return receipt requested, postage prepaid, addressed to the parties as follows:

If to you, to:
Randy Hyzak
to address on file with Human Resources

If to the Company, to:
Las Vegas Sands Corp.
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attn: Chief Executive Officer

With a copy to:
Las Vegas Sands Corp.
3355 Las Vegas Boulevard South Las Vegas, Nevada 89109
Attn: Global General Counsel

or to such other address as any party shall request of the others by giving notice in accordance with this Section.

c.Waiver of Provisions. The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement or to exercise any option, right, or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right, or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

d.Severability; Integration. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby. This Agreement constitutes the entire agreement between the parties as of the date hereof and supersedes all previous agreements and understandings between the parties with respect to the subject matter hereof including the Existing Employment Agreement.

e.Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Nevada applicable to contracts made and to be performed within that State.

f.JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR YOUR EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

g.Dispute Resolution.

i.You and the Company agree that, except for any claim that is non-arbitrable under applicable law, final and binding arbitration shall be the exclusive forum for any dispute or controversy between them that cannot be resolved by mediation, including, without limitation, disputes arising under or in connection with this Agreement, your employment with, and/or separation
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from, the Company; provided, however, that the Company shall be entitled to commence an action in any court of competent jurisdiction for injunctive relief in connection with any alleged actual or threatened violation of any provision of Sections 16 or 17 of this Agreement. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering such judgment or seeking injunctive relief with regard to Sections 16 or 17 of this Agreement, the Company and you hereby consent to the jurisdiction of the state courts located in Clark County, Nevada; provided, that damages for any alleged violation of Sections 16 or 17 of this Agreement, as well as any claim, counterclaim or cross-claim brought by you or any third-party in response to, or in connection with any court action commenced by the Company seeking said injunctive relief shall remain exclusively subject to final and binding arbitration as provided for herein. The Company and you hereby waive, to the fullest extent permitted by applicable law, any objection which either may now or hereafter have to such jurisdiction, venue and any defense of inconvenient forum.  Thus, except for the claims carved out above, this agreement to arbitrate applies to all common-law and statutory claims (whether arising under federal state or local law), including, but not limited to, any claim for breach of contract, fraud, fraud in the inducement, unpaid wages, wrongful termination, and gender, age, national origin, sexual orientation, marital status, disability, or any other protected status.

ii.With the exception of an action seeking equitable relief, any dispute concerning this Agreement or your employment hereunder will be settled by mediation to be conducted by the American Arbitration Association (“AAA”). If mediation is unsuccessful in resolving the dispute(s), the parties to the dispute(s) agree to settle the matter by binding arbitration before a panel of three (3) arbitrators under the Federal Arbitration Act (9 U.S.C. §§ 1, et seq.) conducted by the AAA in accordance with its then-current Employment Arbitration Rules and Mediation Procedure (the “Rules”). A copy of the Rules is available online at https://www.adr.org/sites/default/files/document_repository/EmploymentRulesWeb.pdf or you may request a copy from Human Resources. You also agree that all claims against the Company must be brought in your individual capacity and not as a plaintiff or class member in any purported class or representative proceeding. By signing this Agreement, you and the Company acknowledge that the right to a court trial and trial by jury is of value, and knowingly and voluntarily waive those rights for any dispute subject to the foregoing arbitration provision.

iii.The reasonable legal fees and expenses of the prevailing party in any dispute shall be paid or reimbursed by the losing party. If there is no prevailing party, then each party shall be responsible for its own fees and expenses.

iv.The hearing and arbitration proceedings (as well as any resulting judicial proceedings seeking to enforce or vacate any arbitration award) shall be conducted in a confidential manner and both the conduct and the results of the arbitration shall be kept confidential by the parties. The arbitrators shall be advised of the confidentiality of the proceedings and any award and decision of the arbitrators shall be written in such a way as to protect the confidentiality of personal information or information made (or recognized as) confidential by this Agreement or recognized as confidential by any confidentiality agreement.

v.In the event of litigation to secure provisional relief, or to enforce, confirm or
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review an arbitration award under this Agreement, any such court action shall be brought under seal to the extent permitted by the court in order to maintain the confidentiality of the matter as well as the confidentiality of the arbitration, the decision and award, any personal information and the confidentiality of any information which any party is required to keep confidential pursuant to this Agreement or any other agreement involving the parties. Each party to any such judicial action shall make every effort in any pleadings filed with the court and in his or its conduct of any court litigation to maintain the confidentiality of any personal information and any information which any party is required to keep confidential pursuant to this Agreement or any other agreement involving the parties. To this end, the court shall, inter alia, be informed of the confidentiality obligations of this Agreement and shall be requested that the proceedings be heard privately, and that any decision, opinion or order issued by the court be written in such a manner as to protect the confidentiality of any information which is required to be kept confidential pursuant to this Agreement or any other agreement involving the parties.

vi.In the event of a dispute subject to this Section 19(g), the parties shall be entitled to reasonable, but expedited discovery related to the claim that is the subject of the dispute, subject to the discretion of the arbitrators. Any discovery agreed upon or authorized by the arbitrators shall be concluded prior to the date set for the hearing. In the event of a conflict between the applicable rules of the AAA and the procedures set forth in this Section 19(g), the provisions of this Section 19(g) shall govern.

h.Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

i.No Mitigation. You shall not be required to mitigate the value of any payments or benefits contemplated by this Agreement, nor shall any such benefits be reduced from any earnings or benefits that you may receive from any other source.

j.Survival. Sections 18 and 19 shall survive and continue in full force and effect in accordance with their terms notwithstanding the termination of this Agreement and your employment for any reason.

k.Amendments. This Agreement may not be amended. changed or modified except by a written document signed by each of the parties to this Agreement.

l.Headings. Section headings in this Agreement are included for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

m.Counterparts. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.

Please indicate your understanding and acceptance of this Agreement by executing both copies below, and retaining one fully executed original for your files and returning one fully executed original to the Company.

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Very truly yours,

LAS VEGAS SANDS CORP., LAS VEGAS SANDS, LLC

By:
/S/ ROBERT GOLDSTEIN
Name:	Robert Goldstein
Title:	Chairman
March 24, 2021

I have reviewed this Agreement and hereby accept the terms of this Agreement and agree to abide by the terms of said Agreement:

/S/ RANDY A. HYZAK
Randy A. Hyzak
Date:	3/23/2021

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EXHIBIT A

Defined Terms

The following terms are as provided in the Las Vegas Sands Corp. 2004 Equity Plan (Amended and Restated) but are included herein for reference:

•For purposes of this Exhibit A, “Company” means Las Vegas Sands Corp., a Nevada corporation, and any successor thereto.

•“Change in Control” shall be deemed to occur as defined in the Company’s Equity Plan.

•“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•“Fair Market Value” on a given date means (i) if the Stock is listed on a national securities exchange, the closing sale price reported as having occurred on the primary exchange with which the Stock is listed and traded on such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; (ii) if the Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last sale basis, the amount determined by the Committee to be the fair market value on such date based upon a good faith attempt to value the Stock accurately and computed in accordance with applicable regulations of the Internal Revenue Service.

•“Related Party” means (i) any spouse, child, stepchild, sibling or descendant of Adelson, (ii) any estate of Adelson or any person described in clause (i), (iii) any person who receives a beneficial interest in the Company or any Subsidiary from any estate described in clause (ii) to the extent of such interest, (iv) any executor, personal administrator or trustee who hold such beneficial interest in the Company or any Subsidiary for the benefit of, or as fiduciary for, any person under clauses (i), (ii) or (iii) to the extent of such interest, (v) any corporation, trust or similar entity owned or controlled by Adelson or any person referred to in clause (i), (ii), (iii) or (iv) or for the benefit of any person referred to in clause (i), or (vi) the spouse or issue of one or more of the persons described in clause (i).

•“Stock” means the Common Stock or such other authorized shares of stock of the Company as the Committee may from time to time authorize for use under the Plan.
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EXHIBIT B

General Release and Covenant Not to Sue

Randy A. Hyzak (“Executive”), on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to Executive under that certain letter agreement dated as of ________________ and effective as of January 26, 2021 (the “Letter Agreement”) by and among Executive, Las Vegas Sands Corp. (“LVSC”), a Nevada corporation, and Las Vegas Sands LLC, a Nevada limited liability company which is a wholly-owned subsidiary of LVSC (together with LVSC, the “Company”), does hereby waive, release and discharge the Company, its assigns, each of their respective affiliates, subsidiaries, parents, predecessors and successors, and each of their respective past and present shareholders, employees, officers, directors, representatives and agents of any of them in their capacities as such (collectively, the “Company Group”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Executive ever had, now has or shall or may have or assert as of the date of this General Release against the Company Group (i) relating to Executive’s employment with the Company or the termination thereof or Executive’s service as an officer or director of any subsidiary or affiliate of the Company or the termination of such service, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs or (ii) under any agreement between Executive and any member of the Company Group; provided, however, that nothing herein shall release the Company from any of its obligations to Executive under the Letter Agreement (including, without limitation, its obligation to pay the amounts and provide the benefits upon which this General Release is conditioned) or any rights Executive may have to indemnification under any charter or by-laws (or similar documents) of any member of the Company Group or any insurance coverage under any directors and officers insurance or similar policies.
Executive further agrees that this General Release may be pleaded as a full defense to any action, suit or other proceeding covered by the terms hereof that is or may be initiated, prosecuted or maintained by Executive or Executive’s heirs or assigns.  Executive understands and confirms that Executive is executing this General Release voluntarily and knowingly, but that this General Release does not affect Executive’s right to claim otherwise under ADEA.  In addition, Executive shall not be precluded by this General Release from filing a charge with any relevant Federal, state or local administrative agency, but Executive agrees to waive Executive’s rights with respect to any monetary or other financial relief arising from any such administrative proceeding.
In furtherance of the agreements set forth above, Executive hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release.  In connection with such waiver and relinquishment, Executive acknowledges that Executive is aware that Executive may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that Executive now knows or believes to be true, with respect to the matters released herein.  Nevertheless, it is the intention of Executive to release all such matters fully, finally and forever, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein.  The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above.  Nothing in this paragraph is intended to expand the scope of the release as specified herein.

This General Release shall be governed by and construed in accordance with the laws of the State of Nevada, applicable to agreements made and to be performed entirely within such State.
To the extent that Executive is forty (40) years of age or older, this paragraph shall apply.  Executive acknowledges that Executive has been offered a period of time of at least twenty-one (21) days to consider whether to sign this General Release and the Company agrees that Executive may cancel this General Release at any time during the seven (7) days following the date on which Executive signs and returns this General Release.  In order to cancel or revoke this General Release, Executive must deliver to the General Counsel of the Company written notice stating that Executive is canceling or revoking this General Release.  If this General Release is timely cancelled or revoked, none of the provisions of this General Release shall be effective or enforceable and the Company shall not be obligated to make the payments to Executive or to provide Executive with the other benefits described in the Letter Agreement that are conditioned upon the execution of this General Release, and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto.
Executive acknowledges and agrees that Executive has entered into this General Release knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release and Executive acknowledges that he has been advised to review this General Release with counsel of his own choice.
IN WITNESS WHEREOF, the undersigned has caused this General Release to be executed on the date indicated below.

Randy A. Hyzak
Date
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